Exhibit 10.1

EXECUTION VERSION

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”), dated as of September 28, 2023 (the “Effective Date”), is made by and between The RealReal, Inc., a corporation organized under the laws of the State of Delaware (together with its successors and assigns, the “Company”), and Robert Julian (“Executive”).

WHEREAS, Executive is currently serving as the Chief Financial Officer of the Company;

WHEREAS, the Company and Executive have mutually agreed that Executive will depart from the Company effective January 31, 2024 and that Executive shall continue to serve as Chief Financial Officer of the Company until January 31, 2024 or, if earlier, the date a new Chief Financial Officer assumes the position;

WHEREAS, Executive’s termination will be treated as an involuntary termination without cause consistent with Executive’s severance and change in control agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I

DEFINITIONS

For the purposes of this Agreement the following definitions shall apply:

1.1 “Accrued Obligations” means (a) any unpaid base salary through the Date of Termination, payable within 30 days following the Date of Termination, or on such earlier date as may be required by applicable law; (b) any Annual Bonus for a prior year earned but unpaid, payable at the time such bonuses would have been paid if Executive was still employed with the Company; (c) reimbursement for any unreimbursed business expenses incurred through the Date of Termination, payable in accordance with the Company’s policy; and (d) all vested benefits under the Company’s retirement, health and welfare and equity-based employee benefit plans to which Executive is entitled, payable in accordance with the terms of such plan or program.

1.2 “Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

1.3 “Annual Bonus” means Executive’s annual bonus under the Company’s or an Affiliate’s annual executive bonus program, as in effect from time to time, under which Executive is covered.

1.4 “Appointment Date” means the date a new Chief Financial Officer’s appointment becomes effective.

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” has the meaning set forth in the Severance Agreement.

1.3 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

1.5 “Date of Termination” means the effective date of Executive’s termination of employment and service with the Company and its Affiliates, which shall occur on the last date of the Transition Period.

1.6 “Outside Date” means January 31, 2024.

1.7 “Severance Agreement” means the Severance and Change in Control Agreement between the Company and Executive, dated on or around April 13, 2022.

1.8 “Section 409A” means Section 409A of the Code and any regulations or other formal guidance promulgated thereunder.

1.9 “Transition Period” means the period from the Effective Date until the earliest to occur of (a) the Outside Date or (b) the date Executive’s employment is terminated by the Company or Executive prior to the Outside Date.

SECTION II

TRANSITION PERIOD; SEPARATION BENEFITS

2.1 Transition Period; Date of Termination. Executive acknowledges and agrees that (a) during the portion of the Transition Period immediately preceding the Appointment Date, Executive shall continue to serve as Chief Financial Officer of the Company and (b) during the portion of the Transition Period, if any, commencing on and following the Appointment Date, Executive shall serve as an executive advisor of the Company. Executive’s employment with the Company shall cease on the last date of the Transition Period. By signing this Agreement, Executive hereby resigns from any and all officer positions held by Executive with the Company or any Affiliate, in each case, effective as of the Appointment Date or, if earlier, the Date of Termination, and Executive agrees to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. During the Transition Period, Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Company. During the Transition Period, Executive agrees to continue to perform Executive’s duties in good faith and to the best of Executive’s ability. As consideration for Executive’s services during the Transition Period, the Company will continue to pay Executive his regular full-time base salary, less all applicable withholdings and other required deductions, paid on each of the Company’s regularly scheduled payroll dates during the Transition Period. In addition, during the Transition Period, Executive will continue to participate in all of the Company’s employee benefit plans to the extent Executive remains eligible to participate in such plans pursuant to their terms and subject to the terms and conditions of such plans. Executive is deemed to have satisfied the continued service requirement under the terms of that certain recoverable sign-on bonus (the “Sign-On Bonus”) as provided in that certain Offer Letter by and between the Company and Executive dated as of September 15, 2021 (the “Offer Letter”). Thus, Executive’s obligation to remit any payment or have any compensation withheld in respect of the Company’s right to recover any portion of the Sign-On Bonus is fully discharged, and no further amounts will become due and payable to the Company in relation to the repayment provisions for the Sign-On Bonus set forth in the Offer Letter. After the Date of Termination, Executive agrees that Executive will not represent to anyone that Executive is still an employee of the Company and Executive will not say or do anything purporting to bind the Company or any of its Affiliates.

2.2 Bonus. Although Executive is not otherwise entitled to receive any second half Annual Bonus in respect of the 2023 fiscal year (the “2023 2H Annual Bonus”) unless Executive remains employed with the Company through the applicable payment date, subject to, and in consideration for, Executive’s execution of this Agreement on and this Agreement becoming effective pursuant to Section 3.1 hereof, and provided Executive complies with all of the terms and conditions of this Agreement and all applicable Company policies, the Company hereby waives any requirement that Executive must remain employed through the applicable payment date in order to receive the 2023 2H Annual Bonus; provided that, (a) Executive must remain employed with the Company through the Outside Date (or if earlier, the date Executive’s employment is terminated by the Company without Cause), (b) Company performance metrics are met such that 2023 2H Annual Bonuses actually become payable to other executives and (c) such 2023 2H Annual Bonus is paid in accordance with the terms of the annual executive bonus program (other than with respect to employment through the payment date, as described above). The 2023 2H Annual Bonus, to the extent earned in accordance with the immediately preceding sentence, shall be paid in a lump sum at the same time as 2023 2H Annual Bonuses are paid to similarly situated employees, but in no event later than March 15, 2024.

2.3 Additional Separation Benefits. If Executive’s employment with the Company terminates (i) on the Outside Date pursuant to Section 2.1 hereof or (ii) by the Company other than for Cause prior to the Outside Date, then Executive shall be deemed to have incurred an involuntary termination without Cause pursuant to the Severance Agreement and in accordance with Section 2.2 of the Severance Agreement, in addition to the Accrued Obligations, the Company shall pay or provide the following amounts and benefits to Executive (collectively, the “Additional Separation Benefits”):

(a) Severance. Executive will be paid an amount equal to six (6) months of Executive’s annual salary in effect immediately prior to the Date of Termination in a lump sum within sixty (60) days following the Date of Termination.

(b) COBRA Equivalent. Whether or not Executive elects coverage under COBRA under any group health plan of the Company or an Affiliate, the Company will pay Executive a taxable lump sum equal to the portion of the monthly cost of Executive’s group health plan coverage, as in effect on the Date of Termination, that is subsidized by the Company for similarly situated active employees as of the Date of Termination multiplied by six (6). The COBRA equivalent payment shall be made in a lump sum within sixty (60) days following the Date of Termination.

(c) Equity Awards. All outstanding equity awards granted to Executive under any equity plan of the Company or its Affiliates shall vest, be forfeited or settled in accordance with the terms of the equity plan of the Company or its Affiliates and the applicable award agreements.

2.4 Termination for Any Other Reason. If, prior to the earlier of the Outside Date or the Appointment Date, Executive’s employment and service with the Company and its Affiliates is terminated for any reason other than pursuant to Section 2.3, including due to Executive’s resignation, retirement, death or disability, no Additional Separation Benefits will be payable or provided pursuant to Section 2.3 of this Agreement.

2.5 Release in Consideration of Additional Separation Benefits. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any payments or benefits to Executive under Sections 2.2 or 2.3 hereof other than the Accrued Obligations unless (a) Executive complies with all of the terms and conditions of this Agreement and all applicable Company policies and (b) Executive executes and delivers to the Company a general release of claims in favor of the Company and its Affiliates and their respective employees, officers and directors in substantially the same form attached as Exhibit A hereto, and such release becomes irrevocable by its terms, no later than thirty (30) days after the Date of Termination.

2.6 Termination of Severance Agreement. Effective as of the earlier of: (a) the Appointment Date and (b) the Date of Termination, the Severance Agreement shall terminate and Executive shall have no further rights or interests thereunder; provided, however, that notwithstanding the foregoing, Section IV (“Restrictive Covenants”) of the Severance Agreement shall survive such termination and remain in full force and effect (and, for clarity, the Date of Termination (as defined in the Severance Agreement) referenced in Section IV (“Restrictive Covenants”) of the Severance Agreement means and refers to the Separation Date (as defined below)).

2.7 Return of Company Property. Within thirty (30) days after the Date of Termination, Executive shall return to the Company all of the following: (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards or devices, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents, materials and copies thereof, comprising or relating to any Confidential Information (as defined in the Severance Agreement), including all hard and electronic copies of the foregoing in Executive’s possession, and Executive shall not make or retain any copy or extract of any of the foregoing.

2.8 Offset. Notwithstanding the provisions of this Section II, the Company’s obligation to make the Additional Separation Benefits described in Section 2.3 hereof shall be reduced by any amounts owed by Executive to the Company and its Affiliates; provided, however, that offsets of amounts owed by Executive that are nonqualified deferred compensation (within the meaning of Section 409A) shall only be made in accordance with Section 409A.

2.9 No Additional Entitlements. Executive acknowledges and agrees that, except as expressly provided herein, Executive will have no further rights or entitlements in connection with Executive’s employment with the Company and its Affiliates and/or the termination of such employment.

SECTION III

GENERAL RELEASE

3.1 General Release. In consideration of, and as a condition to, the Company’s entry into this Agreement and Executive’s receipt of compensation and benefits as contemplated by Sections 2.2 and 2.3 above and for other good and valuable consideration, Executive shall execute and deliver to the Company a release of claims in the form attached to this Agreement as Exhibit A (the “Release”) by 5:00 p.m. (PT) no later than twenty-one (21) days after the Date of Termination, and shall not revoke such Release during the seven (7)-day period after the Release is executed and delivered to the Company.

3.2 Executive understands and agrees that Executive’s agreement with the terms and conditions of this Agreement is signified by Executive’s signature hereto and is voluntary, deliberate and informed. Executive acknowledges that this Agreement provides consideration of value to Executive beyond what Executive is owed and that Executive was free to consult an attorney before signing this Agreement. Executive acknowledges and agrees that all wages due have been paid to Executive. Executive agrees to strictly comply with all the terms and conditions of this Agreement. Furthermore, Executive acknowledge that Executive has read and understands this Agreement and that Executive signs this release of all claims voluntarily, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Agreement.

SECTION IV

TAX INFORMATION

4.1 Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.

4.2 Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A, and this Agreement shall be interpreted in accordance with such intentions. Notwithstanding the foregoing, neither the Company or its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Section 409A, from the Company, and references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service,” within the meaning of Section 409A, from the Company.

(c) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement commences in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) If Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or benefit subject to Section 409A that is payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive; and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(e) In the event that payments and benefits under this Agreement are subject to Section 409A, and the time period in which Executive must sign and not revoke the release of claims spans two calendar years, such payments and benefits will be paid on the first payroll date in the second calendar year.

SECTION V

RESTRICTIVE COVENANTS

In consideration of the compensation and benefits described herein and the Company’s commitments hereunder, the Company and Executive agree as follows:

5.1 Cooperation in Legal Proceedings. Executive agrees that, after the Date of Termination, upon the request of the Company, Executive shall reasonably cooperate with and assist the Company in undertaking and preparing for legal, regulatory and/or other proceedings, in any case, relating to any affairs of the Company and/or its Affiliates and subsidiaries with respect to which Executive was involved during or gained knowledge of during his employment with the Company.

5.2 Non-Disparagement. During Executive’s employment with the Company and thereafter, Executive shall not make any public statement that would or would be reasonably expected to disparage the Company or its Affiliates or subsidiaries, or any of their respective officers, directors, employees, or agents. During Executive’s employment with the Company and thereafter, the Company agrees that it shall instruct its senior executive officers and directors not to make any public statement that would or would be reasonably expected to disparage Executive. Nothing in this Agreement or otherwise prevents either party from making any truthful statement (a) to the extent required or protected by law or legal process or (b) to a governmental agency or any judicial, arbitral or self-regulatory forum. Nothing herein prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

5.3 Reaffirmation of Restrictive Covenants. The Company and Executive acknowledge and agree that the covenants, terms and conditions set forth in Section IV (“Restrictive Covenants”) of the Severance Agreement currently remain and shall remain in full force and effect in accordance with its terms, shall survive the termination of Executive’s employment with the Company and are reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests and Executive has received adequate consideration for these covenants, including as set forth in this Agreement.

5.4 Remedies; Injunctive Relief. Executive acknowledges and understands that the covenants and restrictions described in Section IV (“Restrictive Covenants”) of the Severance Agreement and in this Section 5 (collectively, the “Covenants”) are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of the Covenants would cause the Company and its Affiliates irreparable harm. Accordingly, in the event of a breach or threatened breach by Executive of the Covenants, the Company and its Affiliates shall be entitled to an injunction restraining him from such breach without the need to post bond therefor. Nothing contained in this Section 5 shall be construed as prohibiting the Company or its Affiliates from pursuing, or limiting the Company’s or its Affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of Section 6.1 below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks a temporary or permanent injunction in any court to restrain Executive from violating the Covenants.

5.5 Exceptions. Notwithstanding the foregoing or anything herein or in the Severance Agreement to the contrary, nothing contained herein or in the Severance Agreement shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 U.S.C. Section 1833(b), (A) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Executive pursues a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, Executive may disclose trade secret to Executive’s attorney and use trade secret information in the court proceeding, if Executive (x) files any document containing trade secrets under seal, and (y) does not disclose trade secrets, except as permitted by court order.

SECTION VI

RESOLUTION OF DISPUTES

6.1 Arbitration.

(a) Any and all disputes between Executive and the Company (including its directors, officers, employees and agents), however significant, arising out of, relating in any way to or in connection with this Agreement and/or Executive’s employment with or termination of employment from the Company (including the validity, scope and enforceability of this arbitration clause but excluding, at the election of either party, any dispute arising under Section 5 hereof) shall be solely settled by final and binding arbitration to be held at the JAMS office in San Francisco, California and conducted in accordance with the JAMS Employment Arbitration Rules & Procedures (the “Rules”) then in effect at the time of the arbitration (which can be viewed at www.jamsadr.com/rules-employment-arbitration/ and will be provided upon Executive’s request).

(b) Any arbitration hereunder shall be held before a single experienced employment arbitrator licensed to practice law in California mutually agreed to by the parties, except that if the parties shall fail to agree to such an arbitrator within twenty (20) days from the date on which the claimant’s request for arbitration is delivered to the other party to the arbitration, such arbitration shall be held before an experienced employment arbitrator appointed under the Rules. The Company shall pay the fees of JAMS and the arbitrator, except that, if Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount Executive would be required to pay if Executive initiated the claim in the Superior Court of the State of California, and the Company shall pay the difference between that amount and the actual fee charged by JAMS. Each party shall pay its own further costs of the arbitration, including attorneys’ fees and witnesses’ fees.

(c) Discovery may be taken in the arbitration proceedings pursuant to the provisions of California Code of Civil Procedure Section 1283.05, which are incorporated herein by reference and made applicable to any arbitration held pursuant to this Section 6.1.

(d) The award of the arbitrator shall be made within one hundred and eighty (180) days from the date on which the arbitrator is selected and such award shall be in writing. The award of the arbitrator shall be final and binding on the parties, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement.

(e) Executive and the Company acknowledge and agree that by agreeing to arbitration, Executive and the Company will not have the right to have any claim decided by a jury or a court, but will instead have any such claim decided through arbitration. Executive and the Company hereby waive any constitutional or other rights to bring claims covered hereby other than in their individual capacities. Except as prohibited by law, this waiver includes a waiver of the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

6.2 Waiver of Jury Trial. Executive and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

6.3 Confidentiality. Executive hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section VI, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION VII

SUCCESSORS

7.1 In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section VII shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer. This Agreement shall inure to the benefit of the Company, such successors and any assigns. The term “the Company” as used herein shall include such successors, and any assigns.

7.2 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION VIII

NOTICES

8.1 For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing (including email, provided, that such email states that it is a notice delivered pursuant to this Section 8.1) and shall be given at the address or email address set forth below (or to such other address or email address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or email address shall be effective only upon actual receipt). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

To the Company:

The RealReal, Inc.

55 Francisco Street, Suite 400

San Francisco, CA 94133

Attention: Chief Legal Officer

Email: todd.suko@therealreal.com

To Executive: At Executive’s most recent mailing address in the records of the Company, or at Executive’s employee email address (during employment).

SECTION IX

MISCELLANEOUS

9.1 In the event that Executive breaches any of Executive’s obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity. Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company in place or as adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision if allowed pursuant to applicable law.

9.2 Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

9.3 This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.

9.4 No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.5 No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.6 This Agreement shall not modify the “at will” nature of Executive’s employment, nor shall it confer upon Executive any right to continue employment or service with the Company or its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or its Affiliates to terminate Executive’s employment or service at any time.

9.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement and to apply the provisions of this Agreement and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable pursuant to applicable law. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company and/or its Affiliates (other than in connection with a material breach of this Agreement by the Company) shall not constitute a defense to the enforcement by the Company and/or its Affiliates of such covenants.

9.8 This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Utah

9.9 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by “.pdf’ format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Release as of date(s) set forth below.

EXECUTIVE

/s/ Robert Julian
By: Robert Julian

Date: September 28, 2023

COMPANY

/s/ Todd A. Suko
By: Todd A. Suko
Its: Chief Legal Officer and Secretary

Date: September 28, 2023

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is made and entered into pursuant to the Transition and Separation Agreement entered into by and between by and between The RealReal, Inc., a Delaware corporation (the “Company”), and Robert Julian (“Executive”), dated September 28, 2023 (the “Separation Agreement”). Any term not otherwise defined herein shall have the meaning ascribed in the Separation Agreement.

1. Release. . In consideration for the compensation and benefits described in, and subject to, Sections 2.2 and 2.3 of the Separation Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of Executive by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act, COBRA, the False Claims Act, the Family and Medical Leave Act of 1993, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, the Genetic Information Non-Discrimination Act, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act, the Lily Ledbetter Fair Pay Act, the Rehabilitation Act of 1973, the Worker Retraining and Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, Employment Relations and Collective Bargaining Act, Utah Right to Work Act, Utah Drug and Alcohol Testing Act, Utah Minimum Wage Act, Utah Payment of Wages Act, Utah Protection of Activities in Private Vehicles Act, Utah Employment Selection procedures Act, Utah Occupational Safety and Health Act, and Utah Internet Employment Privacy Act California Fair Employment and Housing Act, California Labor Code, California Constitution, California Family Rights Act, California Consumer Privacy Act, each as amended and/or to the fullest extent permitted under applicable law.

(a) Waiver of California Civil Code Section 1542: This Release is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Executive specifically waives all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH

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THE DEBTOR OR RELEASED PARTY.” The Executive acknowledges that the Executive may later discover claims or facts in addition to or different from those which the Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, the Executive waives any and all Claims that might arise as a result of such different or additional claims or facts.

2. Unreleased Claims. Notwithstanding Section 1 above, this Release shall not operate to release any rights or claims of Executive (a) to payment of the compensation and benefits payable under Sections 2.2 and 2.3 of the Separation Agreement, which compensation and benefits (among other good and valuable consideration) are provided in exchange for this Release, (b) to any Claims for indemnification arising under any applicable indemnification obligation of the Company, (c) to any Claims which cannot be waived by an employee under applicable law, (d) to any Claims Executive may have solely in Executive’s capacity as a equityholder of the Company, (e) to accrued or vested benefits under any applicable Company employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act), or (f) to Executive’s right to file a charge with the Equal Employment Opportunity Commission (or similar state agency) or participate in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency), provided that Executive does not seek or accept any individual recovery arising from such charge. Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

Notwithstanding anything herein to the contrary, this Release does not include any claim under applicable workers’ compensation or unemployment compensation statutes or any other claim, rights, or benefits which, as a matter of law, cannot be released by private agreement. This Release does not limit or restrict Executive’s right under the ADEA to challenge the validity of this Agreement. This Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or similar state or local agency, to enforce the laws within their jurisdiction. This Agreement does not limit or restrict Executive’s specific non-waivable rights to file a charge or participate in investigations or proceedings conducted by certain government agencies (including the Equal Employment Opportunity Commission and National Labor Relations Board), although Employee agrees to waive any right to monetary relief, damages, or other benefits or remedies of any sort whatsoever arising therefrom, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission.

3. Knowing and Voluntary ADEA; OWBPA Disclosure and Waiver; Consideration Period. In accordance with the Older Workers Benefit Protection Act of 1990, Executive is hereby advised as follows:

(a) Executive is hereby advised that Executive has the right to and should consult with an attorney before signing this Release;

(b) Executive has at least twenty-one (21) days to consider this Release before signing it. If Executive signs this Release prior to the expiration of the twenty-one (21) day period, Executive waives the remainder of that period. Executive waives the restarting of the twenty-one (21) day period in the event of any modification of the Release, whether or not material; and

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(c) Executive has seven (7) days after signing this Release to revoke this Release, and this Release will become effective upon the expiration of that revocation period.

If Executive wishes to revoke this Release, Executive must deliver written notice (which may be by email), stating Executive’s intent to revoke to Todd Suko, the Company’s Chief Legal Officer, at todd.suko@therealreal.com, on or before 11:59 p.m. (PST) on the seventh (7th) day after the date on which Executive signs this Release. This Release will become effective at 12:01 a.m. (PST) on the eighth (8th) day after the date on which Executive signs this Release. Executive acknowledges that if Executive revokes this Release, Executive will not receive the compensation and benefits in Sections 2.2 and 2.3 of the Separation Agreement.

4. No Assignment or Transfer. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim released hereunder which Executive may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.

5. Attorneys’ Fees. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, the foregoing sentence shall not apply to the extent such attorneys’ fees are attributable Executive’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA.

6. No Admission of Liability. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Executive.

7. Covenants. Executive acknowledges and agrees that Executive is bound by the Covenants (as defined in the Separation Agreement). Executive hereby reaffirms the covenants, terms and conditions set forth in the Covenants, and acknowledges and agrees that the Covenants remain in full force and effect in accordance with their respective terms.

8. Additional Acknowledgements. Executive understands and agrees that Executive’s agreement to the terms and conditions of this Release, as signified by Executive’s signature hereto, is voluntary, deliberate and informed. Executive acknowledges that this Release provides consideration of value to Executive, beyond consideration that Executive was already entitled to receive, and that Executive was free to consult an attorney before signing this Release. Executive acknowledges and agrees that all wages due have been paid to Executive. Executive agrees to strictly comply with all the terms and conditions of this Release and the Separation Agreement, including (without limitation) the Covenants. Further, Executive acknowledge that Executive has read and understands this Release and that Executive signs this Release voluntarily and after sufficient opportunity to consult with an attorney of his choosing, with full appreciation that at no time in the future may Executive pursue any of the rights Executive has waived in this Release.

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9. Breach. In the event that Executive breaches any of Executive’s obligations under this Release or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Release and to obtain all other relief provided by law or equity. Any compensation paid or payable to Executive pursuant to the Separation Agreement and this Release which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision if allowed pursuant to applicable law.

10. No Other Amounts/Benefits Owed. Executive acknowledges and agrees that Executive has been paid for all of Executive’s services with the Company and that Executive has not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to Executive except as provided for in the Separation Agreement. Executive further agrees that, prior to the execution of this Release, Executive was not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that Executive is entitled to receive from the Company in the future are those specified in the Separation Agreement and this Release.

11. Entire Agreement. This Release, together with the Separation Agreement, represents the final and entire agreement between Executive and the Company with respect to the subject matter hereof and replaces and supersedes all other agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Release must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Release.

12. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect. If a judicial determination is made that any provision of this Release constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial authority construing this Release shall be empowered to reform any portion of this Release, and to apply the provisions of this Release and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable.

13. Counterparts. This Release may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Release shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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14. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflicts of laws principles thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Release as of date(s) set forth below.

EXECUTIVE

By: Robert Julian

Date:

COMPANY

By:
Its:

Date:

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